ITEM 13(a)(4) – exhibit to N-CSRS

Changes in Registrant’s Independent Public Accountant

(i)	At a meeting held on April 6, 2023, the Board of Trustees, upon recommendation of the Audit Committee, approved the replacement of RSM US LLP (“RSM”) as the independent registered public accounting firm for Northeast Investors Trust (the “Trust”), and appointed Tait, Weller & Baker, LLP (“Tait Weller”). RSM elected not to stand for reappointment as independent registered public accountant for the September 30, 2023 financial statements of the Trust, and the decision was not the result of any disagreements between RSM and Trust management. The Trust did not consult with Tait Weller during the fiscal years ended September 30, 2021 and 2022 and through the April meeting.
(ii)	RSM’s reports on the financial statements of the Registrant for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
(iii)	In connection with its audits for the two most recent fiscal years and subsequent interim period, (1) there were no disagreements with RSM on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of RSM, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years; and (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
(iv)	The Registrant has requested that RSM furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not RSM agrees with the statements made in this Item. A copy of such letter dated June 1, 2023 is attached hereto as Exhibit to this Form N-CSRS.

June 1, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Northeast Investors Trust’s statements included under Item 13(a)(4) exhibit to Form N-CSRS filed on June 1, 2023 and we agree with such statements concerning our firm made in paragraphs one through four. We have no basis to agree or disagree with the statements in the first and last sentences of paragraph one of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP